ACQUISITION PURSUANT TO RULE 10F-3


Fund Name:
FBR Small Cap Financial

Item #
Criteria
Response
1
Date of Purchase
12/17/2003
2
Amount of purchase
2,000 shares
3
Purchase price
$14.50
4
Issuer
Franklin Bank Corp (FBTX)
5
Security type
Common Stock
6
Offering
IPO
7
Offering price
$14.50
8
Total offering
 9,248,275 shares
9
Underwriting spread
$1.015 per share
10
Years of operations
 3 years
11
% of offering purchased by


    Fund
0.0216%

    Affiliated funds
N/A
12
% of Fund Assets
0.00496%
13
Underwriter from whom purchased
Sandler O'Neill & Partners, LP
14
Members of underwriting syndicate
BB&T, First Southwest, Howe Barnes, Jeffries,
Keefe Bruyette, McDonald, Ryan, Sanders, Morris
and  Stifel Nicolaus
15
Investment manager or co-manager
FBR & Co (Lead); RBC Capital Markets, Sandler
O'Neill and Stephens (Co-managers)
16
Firm commitment underwriting
Yes
17
Registered with SEC?
Yes